Exhibit 99.1

CONTACT:

The Boyds Collection, Ltd.

Joseph E. Macharsky, Chief Financial Officer

717-633-9898 x2151

THE BOYDS COLLECTION REPORTS FINANCIAL RESULTS FOR
2004 FOURTH QUARTER AND FULL YEAR

Gettysburg, PA, February 24, 2005 — The Boyds Collection, Ltd. (NYSE: FOB) today reported its financial results for the fourth quarter and full year, ended December 31, 2004.  The Company also announced the completion of the refinancing of its senior secured debt financing, and provided an update on its retail expansion plans.

Fourth Quarter Results

In the fourth quarter of 2004, net sales declined $0.1 million to $21.9 million from $22.0 million in the fourth quarter of 2003. Wholesale net sales in the fourth quarter were $16.0 million, a decrease of $1.4 million, or 8%, from $17.4 million in the fourth quarter of 2003.  The decline can be primarily attributed to lower bookings as the Company transitioned to its new sales model in late October of 2004.  Net sales in the retail segment increased $1.3 million, or 29%, to $5.9 million in the fourth quarter of 2004 compared to $4.6 million in the fourth quarter of 2003. This increase of $1.3 million reflects the opening of the Company’s second Boyds Bear Country™ location, Pigeon Forge, Tennessee in November 2004. On a comparable store basis, retail sales declined by $0.4 million, or 9%, versus the year-ago quarter.  The decline can be attributed to lower tourist traffic to the Gettysburg area during the fourth quarter.

The Company reported a net loss of $2.3 million, or a loss of $0.04 per diluted share, in the fourth quarter of 2004 compared to a net loss of $1.8 million, or a loss of $0.03 per diluted share, in the comparable 2003 period.  The decline in net income for the fourth quarter of 2004 was due primarily to $0.8 million in restructuring charges for the Company’s sales force and international operations, $0.4 million in a year-end physical inventory charge, a $0.7 million increase in transportation costs due to higher fuel prices, and $0.5 million pre-opening/operating costs associated with Boyds Bear CountryTM - Pigeon Forge, Tennessee, these costs were partially offset by a $1.8 million charge in 2003 for the change in the Company’s CEO.

Jan L. Murley, Chief Executive Officer, said, “In the past few years, the retail environment in which Boyds operates has changed dramatically, characterized by a greater shift towards consumers seeking giftable products in national, mass market stores.  We are aggressively working to address this shift and better position our Company within this marketplace. Among the actions we have taken are accelerating the pace of introduction of new, innovative product lines at giftable price points and recruiting senior management with broad experience in the consumer retail sector.”

“Also, in late 2004 we undertook the most significant of these actions, launching a thorough restructuring of our sales organization, which is designed to maximize productivity of our sales efforts, while improving customer service. The restructuring involved reallocation of accounts and territories among a now smaller, more focused sales force, offering enhanced telemarketing capabilities, and strengthening national account operations.  In the fourth quarter, the field sales changes resulted in a significant disruption in our sales outreach and a decline in field sales bookings.  For the fourth quarter, total wholesale bookings (cancelable orders) decreased 44% versus the year-ago period.  This decrease was principally a result of the Company’s fourth quarter sales force transition.  However, as we complete implementing the restructuring, we are seeing a return to pre-transition field sales bookings trends, and we fully expect to recapture sales and add new accounts in well known retail chains.”

Ms. Murley continued, “The restructuring of our sales force and international operations as well as other cost reduction initiatives, are expected to yield net annualized cost savings of approximately $5 million excluding the costs for the Pigeon Forge store.  This reflects our strong focus on effectively managing our expense structure.”

Full Year Results

Net sales for the full twelve months of 2004 declined by $9.3 million, or 8%, to $103.7 million compared to $113.0 million in 2003. Wholesale net sales in 2004 were $88.0 million, a decrease of $9.3 million, or 10%, from $97.3 million in 2003.  Full year wholesale net sales were impacted by the decline in collectible plush product demand during the first half of the 2004 and by the sales restructuring in the fourth quarter of 2004.  Retail net sales were $15.7 million in 2004, which was equivalent to the Company’s retail sales in 2003.  Comparable retail sales declined by $1.8 million, or 11%, as compared to 2003.  This decline can be attributed to the reduced tourist traffic to the Gettysburg area.

Net income was $5.4 million, or $0.09 per diluted share, in 2004 compared to $10.9 million, or $0.18 per diluted share, in 2003.  The decline in net income was due primarily to increased transportation costs associated with higher fuel prices, increased royalty expenses associated with the Company’s licensed product, the expenses incurred from the sales force and international restructuring, and the pre-opening/operating costs associated with the Company’s Pigeon Forge retail store.

Cash provided by operations in 2004 was approximately $12.9 million compared to $31.3 million in 2003.  In 2004, the Company reduced its debt by approximately $1.3 million and invested approximately $15.3 million of cash in property and equipment mainly attributable to its new store in Pigeon Forge, Tennessee.  In 2003, the Company repaid approximately $27.3 million of debt and invested approximately $5.0 million of cash in property and equipment.

Completion of Refinancing

Further to the letter agreement announced earlier this month, the Company has entered into a credit agreement dated as of February 23, 2005 with certain affiliates of Farallon Capital Management, LLC and Canyon Capital Advisors LLC, as lenders and Bank of America, N.A., as Administrative Agent, pursuant to which the lenders have agreed to provide senior secured debt financing to the Company in an aggregate principal amount of $65 million, consisting of a revolving credit facility of up to $20 million and a term loan of $45 million.  Participating as the joint lead arrangers on this agreement were Banc of America Securities LLC and Credit Suisse First Boston.

Proceeds of the financing have been used to refinance the Company’s existing credit facility, as well as pay related fees and expenses.

Retail Strategy

Ms. Murley said, “We are pleased with the initial sales performance of our new Pigeon Forge store.  However, our Gettysburg store experienced net sales performance that was below prior year.  To address this, we have implemented a comprehensive marketing program, based on extensive consumer research and testing, which we expect to enable the Gettysburg store to deliver sales growth in 2005.”

We have determined that while we are working to grow sales in our Gettysburg location the optimal retail strategy for the Company is to pause our large-format retail expansion.  At the same time, we are developing a complementary smaller-format concept.  This smaller retail concept will take advantage of the most effective elements of our current retail and wholesale operations.  This new format will allow the Company to continue to expand its retail operations and provide greater exposure for the brand near term, in a less capital intensive manner.  The Company believes that its large-format retail model remains a growth vehicle for the Company in the future.”

About The Boyds Collection

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania and Pigeon Forge, Tennessee — www.boydsbearcountry.com — “the world’s most humungous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the 2004 fourth quarter and full year.  To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. Eastern Time today.  A replay of the webcast will be available on the site through 8:00 p.m. on Thursday, March 3, 2005.

— TABLES FOLLOW —

THE BOYDS COLLECTION, LTD.

CONDENSED STATEMENT OF OPERATIONS AND EARNINGS PER SHARE DISCLOSURES
(in millions, except per share amounts)

	Three Months Ended (unaudited) December 31,		Twelve Months Ended (unaudited) December 31,
	2004	2003	2004	2003

Net Sales
Wholesale	$16.0	$17.4	$88.0	$97.3
Retail	5.9	4.6	15.7	15.7
Total	21.9	22.0	103.7	113.0
Gross Profit	10.6	12.0	60.2	68.5
Selling, General & Administrative Expenses	13.6	11.6	46.8	41.5
Income (Loss) from Operations	(3.0)	0.4	13.4	27.0
Other Income (Expense)	0.6	0.5	0.6	0.2
Interest Expense - Net	1.2	1.2	4.6	5.6
Income (Loss) before Provision for Income Taxes	(3.6)	(0.3)	9.4	21.6
Provision (Credit) for Income Taxes	(1.3)	1.5	4.0	10.7
Net Income (Loss)	(2.3)	(1.8)	5.4	10.9

Net Income (Loss) per Share	$(0.04)	$(0.03)	$0.09	$0.18
Weighted Average Shares Outstanding	59.0	59.0	59.0	59.0

Net Income (Loss) per Share, assuming dilution	$(0.04)	$(0.03)	$0.09	$0.18
Weighted Average Shares Outstanding, assuming dilution	59.0	59.0	59.0	59.1

THE BOYDS COLLECTION, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and December 31, 2004

	December 31, 2003	December 31, 2004
	(in thousands)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,173	$354
Accounts receivable, net	8,174	8,581
Inventory - primarily finished goods, net	9,404	13,462
Inventory in transit	3,653	2,666
Other current assets	932	853
Income taxes receivable	1,964	—
Deferred income taxes	21,047	19,485
Total current assets	49,347	45,401

PROPERTY AND EQUIPMENT - NET	21,726	35,081

OTHER ASSETS:
Deferred debt issuance costs	961	645
Deferred tax asset	147,997	145,435
Other assets	2,923	2,997
Total other assets	151,881	149,077
TOTAL ASSETS	$222,954	$229,559

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,514	$4,420
Accrued expenses	5,452	5,708
Income tax payable	—	474
Interest payable	626	570
Current portion of long-term debt	14,000	40,750
Total current liabilities	22,592	51,922

LONG-TERM DEBT	62,392	34,392

TOTAL STOCKHOLDERS' EQUITY:	137,970	143,245

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$222,954	$229,559